Exhibit 10.1

Lease Agreement

Lessor: Jilin Province Xinshiji Leasing Co., Ltd.

Lessee: Jilin Province Yongxin Chain Drugstore Co., Ltd.

Lessee has agreed to take the lease of the property located 91#-1# Chongqing Rd., (originally known as the Xinshiji Shopping Center) (“Premises”). The parties enter into the following terms and conditions:

1.	The size of the Premises is 672 square meters

2.	Term of lease:

As agreed by both parties, the term of lease is five years. If the bank interest rate increases by the third year, the rent for the fourth and fifth years would be adjusted accordingly.

3.	Rent: 550,000RMB/year

4.	Payment

The rent shall be paid on a half-yearly basis. Lessee shall pay the rent one month before each due date. Lessor has the right to require a 1% late fee if the Lessee pays within 10 days after the due date. If the rent remains unpaid for more than 10 days after the due date, the Agreement shall be deemed terminated and Lessor shall have the right to offer the lease to others.

5.	Restrictive Use

Lessee shall not change the agreed use of the Premise without consent of Lessor. Lessee shall not store prohibited items in the Premise. Lessee shall be liable for its own misconduct committed in the Premise that causes danger to public.

6.	The Premise is only for Lessee’s use. Lessee shall not sublease, transfer or lend the Premise to a third party.

7.	Lessee shall insure its properties such as equipment and machinery. Lessor shall not compensate for any damage caused to Lessee’s properties.

8.	Lessee shall undertake the expense for property management and utilities such as water, electricity and heating. Lessor shall undertake the lease related tax.

9.	No party shall terminate the Agreement without proper cause. If any party breaches the Agreement, the breaching party shall undertake all economic loss resulted by the breach.

10.	Upon the expiration of the Agreement, if the Premise is still on lease, Lessee shall have a priority to renew the lease over a third party lessee under the equivalent condition of rent.

11.	The term of lease starts on September 1, 2006.

12.	Any unmentioned issue is subject to consultation and negotiation of both parties.

13.	Lessor shall issue official invoice to Lessee.

14.	This Agreement is executed into two duplicates of equivalent legal effect. Each party has a duplicate.

Lessor: (stamp)

Lessee: (stamp)

Execution date: August 23, 2006